Exhibit 5.2

[NIKE Letterhead]

October 29, 2015

NIKE, Inc.

One Bowerman Drive

Beaverton, OR 97005-6453

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to my opinion letter dated April 23, 2013 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-188072) filed on April 23, 2013 by NIKE, Inc., an Oregon corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing on April 23, 2013. I am delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on October 26, 2015 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $1,000,000,000 combined aggregate principal amount of its 3.875% notes due 2045 (the “Notes”) covered by the Registration Statement. I understand that the Notes are to be offered and sold in the manner described in the Prospectus Supplement.

I have reviewed such documents and have made such examination of law as I have deemed appropriate to give the opinions set forth below. I have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

I refer to the indenture, dated as of April 26, 2013 (the “Base Indenture”), by and between the Company and Deutsche Bank Trust Company America, as trustee (the “Trustee”), as amended by the supplemental indenture (the “Supplemental Indenture”) that is to be entered into by the Company and the Trustee establishing the terms of the Notes under the Base Indenture, in a form consistent with that authorized by the Company, as the “Indenture.”

The opinions set forth below are limited to Oregon law. Without limiting the generality of the foregoing, I express no opinion with respect to (i) state securities or “blue sky” laws or (ii) state antitrust laws.

NIKE, Inc.

October 29, 2015

Based on the foregoing, it is my opinion that:

(1) The Company is validly existing as a corporation under the laws of the State of Oregon and has the corporate power to execute and deliver the Indenture and the Notes and to perform its obligations thereunder.

(2) The Indenture has been duly authorized.

(3) The Notes have been duly authorized for issuance by the Company.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated October 29, 2015, which is incorporated by reference into the Registration Statement and to the references to my name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ John F. Coburn III

John F. Coburn III, Esq.
Vice President and
Secretary